EXHIBIT 10.1

July 11, 2005

Mr. Constantine S. Macricostas

5509 Pennock Point Road

Jupiter, FL 33458

RE: Consulting Agreement

Dear Deno:

This letter confirms that Photronics, Inc. (the “Company”) has agreed to continue to retain you as a Consultant in accordance with the terms of this letter. This Agreement is extended to you because of your importance as the Chief Executive Officer of the Company and our desire to retain your counsel after your retirement.

Accordingly, you shall continue to be retained, and you agree to serve, as a consultant. In order to retire from the Company, you must be at least 55 years of age and have been employed by the Company for at least 20 years, which criteria you have satisfied. The consulting relationship shall continue for a period of seven (7) years after the date of this letter (the “Consulting Period”).

1) Consulting Services

You shall provide consulting services to the Company in any area of your expertise upon request by a duly authorized officer of the Company, and such services shall be provided at such times, locations (provided that travel to any location not reasonably proximate to either Brookfield, Connecticut or your then current residence shall be at the expense of the Company) and by such means as reasonably required by the Company. You shall make yourself available to provide such services for up to ten (10) hours per month throughout the Consulting Period.

2) Compensation

As compensation for your services during the Consulting Period, the Company agrees to provide you with consulting fees and benefits under the terms specified below:

a)	Fees: In consideration for your consulting services, the Company will pay you consulting fees in the amount of two hundred and fifty thousand dollars ($250,000) per year (“Consulting Fees”). The Company shall pay you the Consulting Fees in equal monthly payments of twenty thousand, eight hundred and thirty-three dollars and thirty-three cents ($20,833.33) throughout the Consulting Period.

b)	Taxes and Withholding: As a Consultant, you will comply with all applicable State and Federal laws governing self-employed individuals, including obligations such as quarterly payment of estimated taxes, social security, disability and other contributions based on the fees paid to you by the Company under this Agreement. The Company will not withhold or make payments for State or Federal income tax or Social Security, make employment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. You hereby indemnify and defend the Company against any and all such taxes or contributions.

c)	Health Insurance: To the extent permitted by law and by the Company’s group health insurance policies, during the Consulting Period you and your spouse will continue to be covered by the Company’s health insurance benefits until January 1, 2006. Thereafter, the Company will provide you with supplemental health coverage, provided that the premiums payable by the Company shall not exceed $10,000 per year. If premiums exceed that amount, then you may wish to reimburse the Company for such excess if you wish to continue such coverage.

3) Limitations on Authority

You shall have no responsibilities as a Consultant to the Company other than as provided for above, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company in writing to do so.

4) Non-Competition and Non-Solicitation

You hereby agree that during the Consulting Period, you will not, without first obtaining the Company’s prior written approval, directly or indirectly engage or prepare to engage in any activities in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company. You are free to engage in other work or business activities during the Consulting Period so long as they are not competitive with the Company. For purposes of this paragraph the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph. You also agree that through the end of the Consulting Period and for one (1) year thereafter, you will not, either directly or through others, solicit or attempt to solicit any employee or other personnel of the Company to terminate his or her relationship with the Company or to become an employee, consultant or independent contractor to or for any other person or entity. Further, you agree not to disparage the Company in any manner likely to be harmful to the Company’s business reputation, or the personal or business reputation of the Company’s directors, shareholders or employees. You agree that the Consulting Fees adequately compensate you for the restrictions of this paragraph.

5) Expenses

You are responsible to pay, without reimbursement, all reasonable and ordinary expenses you incur on behalf of the Company in order to fulfill your obligations hereunder. Notwithstanding the foregoing, in the event that the Company requests the Consultant to incur travel, entertainment or other expenses in connection with duties that extend beyond the ordinary course of the Consultant’s duties under this Agreement, then the Company and the Consultant shall discuss and agree in advance on the amount of such extraordinary expenses for which the Consultant will be reimbursed, and such extraordinary expenses will not be credited against the Consulting Fee otherwise payable under this Agreement.

6) Office Space

During the term of this Agreement, Company shall provide Consultant with office space suitable for Consultant to perform the Consulting Services, at the Company’s offices in Brookfield, CT. Such office space shall be in proximity to the Company’s offices for its executive officers.

7) Purchase of Automobile

Commencing February, 2003, Consultant has had use of a 2003 BMW 540i automobile owned by Company. On or after February 2007, Consultant shall have the right to purchase such automobile from the Company for book value.

8) Liquidated Damages/Specific Performance

a)	You agree that it would be impracticable or extremely difficult to ascertain the amount of actual damages caused by breach of paragraph (4), Non-Competition and Non-Solicitation, of this Agreement. Therefore, you agree that, in the event of such a breach, the Company will be entitled to withhold further payments of all Consulting Fees, recover all Consulting Fees already paid to you, and obtain such injunctive and other relief as appropriate.

You further agree that this liquidated damage provision represents reasonable compensation for the loss which would be incurred by the Company because of any such breach.

b)	In the event you claim that the Company is in breach of this Agreement, in addition to any other remedies available to you, you shall be entitled to obtain specific performance of this Agreement.

c)	In the event either party litigates enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and pre-judgment interest on amounts due but not paid. Interest shall be at a rate equal to two percent (2%) above the prime rate announced by the Company’s primary lender.

None of your interests under this letter, or any right to receive any payments or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

If the foregoing accurately sets forth our Agreement, please so indicate by signing in the space provided below.

Very truly yours,

PHOTRONICS, INC.

By:	/s/ Edwin L. Lewis
Title:	Vice President, General Counsel and Secretary

Agreed to and accepted by:

/s/ Constantine S. Macricostas
Constantine S. Macricostas

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